UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2019

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Brannan Street

San Francisco, California 94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SPLK	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 2, 2019, Splunk Inc. (the “Company”) announced that Jason Child has been appointed as the Company’s Senior Vice President and Chief Financial Officer, effective as of May 6, 2019.

Mr. Child, age 50, has served as Chief Financial Officer at Opendoor Labs, Inc., an online real estate marketplace, since 2017. From 2015 to 2016, Mr. Child was Chief Financial Officer at Jawbone, a consumer technology and wearable products company. Mr. Child served as Chief Financial Officer at Groupon, Inc., an e-commerce company, from 2010 to 2015. Previously, he spent over 11 years leading various global finance teams at Amazon.com, Inc., an e-commerce and cloud computing company. Mr. Child began his career at Arthur Andersen LLP. He holds a B.A. from the University of Washington.

There is no arrangement or understanding between Mr. Child and any other persons pursuant to which Mr. Child was appointed as Chief Financial Officer.  There are no family relationships between Mr. Child and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has entered into an offer letter with Mr. Child dated April 16, 2019 (the “Offer Letter”). The Offer Letter provides that Mr. Child’s annual base salary will be $460,000, and his target annual bonus will be 75% of base salary. Mr. Child will also receive a cash signing bonus in the amount of $500,000, subject to reimbursement if he voluntarily resigns from the Company without good reason within twelve (12) months of his start date. In addition, Mr. Child will be granted 41,537 restricted stock units (“RSUs”), which will be subject to time-based vesting, and 62,305 performance units (“PSUs”), which will be subject to performance-based vesting on terms and conditions consistent with the Company’s other executives. The awards will be subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan and applicable award agreements.

In the event that Mr. Child’s employment is terminated without “cause” or if he resigns his position for “good reason” within the period commencing three months before a “change in control” and ending 18 months after a “change in control” (each as defined in the Offer Letter), he will be entitled to receive: (i) a lump sum payment equal to 12 months of his annual base salary plus 100% of his annual target bonus; (ii) continued health coverage for 12 months; and (iii) acceleration of vesting as to all then-unvested shares or rights subject to all equity awards which have been granted to him. If, at anytime other than in connection with a “change in control” as described above, Mr. Child’s employment is terminated without “cause,” he will be entitled to receive: (i) a lump sum payment equal to six months of his annual base salary plus a pro-rated portion of his annual target bonus for the time he is actively employed in the fiscal year of termination; (ii) continued health coverage for six months; and (iii) acceleration of vesting as to the number of shares or rights subject to all equity awards which have been granted to him as would have vested in the six months following his separation from service. The foregoing severance payments and benefits under the Offer Letter are subject to the execution of a separation and release agreement by Mr. Child.  In addition, PSUs may be deemed earned and eligible to vest as provided in the applicable PSU agreement.

As previously disclosed, upon the effective date of Mr. Child’s appointment, David Conte will become Senior Vice President, Finance, reporting to the Company’s Chief Executive Officer and assisting with the transition of Mr. Child and other projects, until his retirement.

A copy of the press release announcing Mr. Child’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release issued by Splunk Inc. dated May 2, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splunk Inc.

By:	/s/ Scott Morgan
Scott Morgan
Senior Vice President, Chief Legal Officer and Secretary

Date: May 2, 2019

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